Exhibit 99.1

News		General Motors	GM Communications
media.gm.com
For Release:
Oct. 25, 2006, 7:00 a.m. EDT
GM Reports Preliminary Third-Quarter Financial Results

Reported net loss of $115 million, or $0.20 per share
Adjusted net income of $529 million, or $0.93 per share diluted
Record third-quarter revenue of $48.8 billion
Upper end of estimated Delphi exposure reduced by $4.5 billion
DETROIT – General Motors Corp. (NYSE: GM) today reported significantly improved preliminary financial results for the third quarter of 2006. The company posted a profit on an adjusted basis, excluding special items, and generated its third consecutive quarter of record revenue.
GM reported a net loss of $115 million, or $0.20 per share, for the third quarter of 2006, compared with a loss of $1.7 billion, or $2.94 per share, for the year-ago quarter. The net loss for this year’s third quarter included $644 million, or $1.13 per share, in charges for special items, including goodwill impairment at GMAC and an increase to the charge associated with Delphi’s reorganization.
GM reported 2006 third-quarter adjusted net income, excluding special items, of $529 million, or $0.93 per share diluted, on revenue of $48.8 billion. These results represent a $1.6 billion improvement from the year-ago loss of $1.1 billion. GM’s global automotive operations almost fully accounted for the improvement, while lower GMAC results were more than offset by benefits associated with certain tax matters.
As a result of progress in ongoing discussions regarding the bankruptcy filing by Delphi Corp. and updated estimates related to certain benefit guarantees, GM has significantly narrowed the range of its estimated potential exposure related to this filing. The new range is between $6.0 and $7.5 billion pre-tax, as compared to a previously disclosed range of $5.5 to $12 billion.

GM believes the more likely amount of the liability is at the lower end of this new range. Reflecting these updated estimates, GM has also increased the reserve for its contingent liability for Delphi by $500 million in the third quarter, bringing the total charges taken to date to $6 billion pre-tax. In addition to these charges, the final agreement with Delphi may result in GM agreeing to reimburse Delphi for certain labor expenses to be incurred upon and after Delphi’s emergence from bankruptcy. The initial payment in 2007 is not expected to exceed approximately $400 million pre-tax, and the ongoing expenses would be of limited duration and estimated to average less than $100 million pre-tax annually. GM expects these payments to be far exceeded by anticipated reductions in Delphi material cost premiums.
“Our third quarter results again reflect significant progress in our fast-paced initiatives to turn around our business and create a company that is leaner, faster and positioned for long-term sustainable growth,” said Chairman and Chief Executive Officer Rick Wagoner. “Our turnaround efforts in North America and Europe are well underway, and having a large impact on the bottom line, as evidenced by the $1.6 billion improvement for the quarter. This improvement in North America and Europe, combined with the strong sales growth and earnings performance we see in Asia and Latin America, confirm that our plan is on track. We have more work to do, and we remain focused on continuing progress in the quarters to come.
“In addition to the automotive turnaround, our near-term priorities include the successful resolution of the Delphi negotiations and closing the GMAC transaction,” said Wagoner. “While a number of important issues still remain to be resolved, we are encouraged by the progress we have made on Delphi, and remain optimistic that we can achieve a consensual agreement. Regarding GMAC, we have completed several key milestones in the process and continue to work toward a fourth-quarter close.”
GM Automotive Operations
Net income from global automotive operations improved by $1.5 billion year-over-year, posting a loss of $116 million on an adjusted basis, excluding special items (reported net loss of $62 million). This improvement is due primarily to significant improvement in North America, along with continued strong performance in other regions.

GM’s global market share in the third quarter was 13.9 percent, up slightly from the second quarter market share of 13.7 percent, but down from 14.4 percent in the third quarter of 2005. The change in market share is largely attributable to the company’s strategy of reducing sales of low-margin daily rental vehicles in North America and Europe. GM share in the U.S., however, set a stronger pace in the third quarter at 25.1 percent, its highest quarterly result in 2006.
GM North America posted an adjusted net loss of $367 million in the third quarter of 2006 (reported net loss of $374 million), a $1.3 billion improvement year-over-year, despite a decrease in production of 96,000 units. This significant progress largely reflects improvements in structural costs, as the company executes the pension, health care and manufacturing cost reduction initiatives related to its North American turnaround plan. The structural cost reductions, which are on track to total $6 billion in 2006, far offset the impact of the lower production for the quarter.
“There continues to be excellent progress in North America, with over $3.4 billion of net income improvement in the first nine months of the year. We are encouraged by the results, but we recognize that there is still more work to be done,” Wagoner said. “We are on track to meet the structural cost reduction target of $9 billion on an average annual running rate basis by the end of 2006. Just as important, our aggressive new product launch program, a result of our increased capital spending, continues this fall with the introduction of our all-new Chevrolet Silverado and GMC Sierra pickups and the Saturn Outlook and GMC Acadia crossovers.”
GM Europe posted an adjusted net loss for the quarter of $16 million (reported net loss of $103 million) reflecting an improvement of $105 million from the prior year’s loss of $121 million. The results reflect continued execution of the GME restructuring plan, emphasizing both structural cost reductions and improved quality of sales.
“Our turnaround in Europe is in full gear. The region continues to make strides in cost reduction, augmented by pricing improvements arising from a focused sales and marketing strategy including lower rental fleet volume,” Wagoner said. “We are seeing strong results from our Chevrolet brand, which posted record sales in Europe for the quarter. And, the newly launched Opel/Vauxhall Corsa is on track to exceed its 2006 objectives, with approximately 130,000 orders already placed in Europe.”
GM Asia Pacific posted adjusted net earnings of $83 million for the third quarter (reported net earnings of $231 million), down from last year’s earnings of $188 million. The difference primarily reflects the loss of income from Suzuki following the reduction in GM’s equity interest in Suzuki and costs associated with launching the important all-new Holden Commodore and Statesman models in Australia. Strong sales performance in the region continued as market share increased to 6.2 percent from 5.9 percent, driven primarily by growth in Korea and China. GM products continue to gain strong acceptance in the fast-growing China market, with record third quarter sales of 192,000 units, up 17 percent over the same period last year. GM’s global sales of GM Daewoo products exceeded 276,000 units in the third quarter, up 21 percent over third quarter 2005.
GM Latin America, Africa and Middle East posted strong adjusted and reported net earnings of $184 million for the third quarter, which reflects an improvement of $153 million from the year-ago period. The results primarily reflect an increase in volume generated by new product launches throughout the region. Market share in the region increased to 17.3 percent from 16.7 percent in the year-ago period as a result of strong sales in Brazil, South Africa, Colombia and the Middle East.
“Our Latin America, Africa and Middle East region posted their best quarterly financial results in nine years,” said Wagoner. “We are seeing strong performance and growth in virtually every market in the region — a great example of leveraging our global product portfolio in key growth markets.”
GMAC
GMAC Financial Services earned adjusted net income of $346 million in the third quarter of 2006, as compared to record net income in the year-ago period of $654 million. GMAC’s reported net loss for the quarter totaled $349 million, which included non-cash goodwill impairment charges of $695 million after-tax related to GMAC’s Commercial Finance business.

GMAC’s financing operations earned $136 million for the third quarter, as compared to $139 million earned in the year-ago period. These results include an expense of $135 million related to GMAC’s successful third quarter offer to repurchase $1 billion worth of certain zero coupon bonds, which will result in improved earnings in future quarters. Auto Finance results otherwise benefited from an increase in net financing revenue as a result of strong retail financing penetration as well as lower provisions for credit losses.
ResCap’s net income was $76 million in the third quarter of 2006, down from $282 million earned in the third quarter of 2005. The decrease in earnings was attributable to the challenging U.S. mortgage market which has negatively impacted margins and credit performance despite year-over-year increases in production. Mortgage originations totaled $51.5 billion for the quarter, representing a slight increase from $51.3 billion in the same period in the prior year.
GMAC’s Insurance operations generated record quarterly net income of $191 million in the third quarter, up $102 million from earnings of $89 million in the year-ago period, primarily attributable to a combination of favorable loss performance and higher capital gains.
Excluding the goodwill impairment charge, GMAC’s Other segment, which includes the Commercial Finance business unit and GMAC’s equity investment of approximately 22 percent in Capmark Financial Group Inc. (Capmark), incurred an adjusted loss of $57 million (reported net loss of $752 million including the goodwill impairment charge), compared to $144 million earned in the same period last year. This decline results partially from GMAC’s reduction in ownership interest of Capmark as a result of the first quarter sale. In addition, it includes the negative impact of higher credit provisions at Commercial Finance.
GMAC paid GM a $500 million dividend in the third quarter, resulting in 2006 year-to-date cash dividends of $1.9 billion.
GMAC continues to maintain adequate liquidity, while prudently reducing its excess levels of cash to more moderate levels with cash reserve balances at Sept. 30, 2006 of $14.1 billion, including $9.1 billion in cash and cash equivalents and $5.0 billion invested in marketable securities. This compares with cash balances of approximately $23 billion at June 30, 2006.

Cash and Liquidity
Cash, marketable securities, and readily-available assets of the Voluntary Employees’ Beneficiary Association (VEBA) trust totaled $20.4 billion at Sept. 30, 2006, down from $22.9 billion on June 30, 2006, but up from $19.2 billion on Sept. 30, 2005. GM withdrew $2 billion from the VEBA trust in the third quarter to fund health care.
###
Forward-Looking Statements
In this release and in related comments by General Motors’ management, we will use words like “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” “designed,” or “impact” to identify forward-looking statements that represent our current judgments about possible future events. We believe these judgments are reasonable, but GM’s actual results may differ materially due to a variety of important factors. Among other items, such factors include: our ability to achieve reductions in costs as a result of the turnaround restructuring, health care cost reductions and accelerated attrition programs, to realize production efficiencies and to implement capital expenditures at levels and times planned by management; the pace of product introductions and market acceptance of our new products; changes in the competitive environment and the effect of competition in our markets, including on our pricing policies; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt; restrictions on GMAC’s and ResCap’s ability to pay dividends and prepay subordinated debt obligations to us; the final results of investigations and inquiries by the SEC and other government agencies; changes in relations with unions and employees/retirees and the legal interpretations of the agreements with those unions with regard to employees/retirees; our ability to complete the timely sale of a 51-percent controlling interest in GMAC and the effect of that sale on the results of GM’s and GMAC’s operations and liquidity and their respective credit ratings; labor strikes or work stoppages at GM or its key suppliers such as Delphi Corporation or financial difficulties at those key suppliers; negotiations and bankruptcy court actions with respect to our relationship with Delphi, particularly GM’s ability to obtain a consensual resolution of its issues with Delphi on acceptable terms; and potential increases in our product warranty costs and costs associated with product recalls or product liability.
Other factors are the effects of transactions or alliances entered into by one or more of our competitors; additional credit rating downgrades and their effects; costs and risks associated with litigation; new or amended laws, regulations, policies or other activities of governments, agencies and similar organizations; price increases or shortages of fuel; changes in economic conditions, commodity prices, currency exchange rates or political stability in the markets in which we operate; and other factors affecting financing and insurance operating segments’ results of operations and financial condition such as credit ratings, adequate access to the market, changes in the residual value of off-lease vehicles, changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which its mortgage subsidiaries operate, and changes in its contractual servicing rights. In addition to these factors, a variety of other factors may materially affect GMAC’s actual results, including: changes in the competitive environment and the effect of competition in GMAC’s markets, including GMAC’s pricing policies; GMAC’s ability to maintain adequate financing sources and an appropriate level of debt; the profitability and financial condition of GM, including changes in production or sales of GM vehicles and risks based on GM’s contingent benefit guarantees; changes in GMAC’s accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and the threat of natural calamities.
The most recent annual reports on Form 10-K and quarterly reports on Form 10-Q filed by GM and GMAC provide information about these factors, which may be revised or supplemented in future reports to the SEC on those forms or on Form 8-K. We caution investors not to place undue reliance on forward-looking statements, and do not undertake any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.
Contacts:
Gina Proia
GM Financial Communications
212-418-6389
914-714-9166 mobile
Brenda Rios
GM Financial Communications
313-665-3165
313-268-4710 mobile

General Motors Corporation
Non-GAAP Disclosure
     GM includes the use of non-GAAP adjusted net income (loss) in its earnings releases and charts for securities analysts. GM management evaluates its business and makes certain operating decisions (e.g., budgeting, forecasting, employee compensation, asset management and resource allocation) using adjusted net income. Management believes that because this measure provides it with useful supplemental information for evaluating and operating the business, investors would find it beneficial to have the opportunity to view the business in the same manner. Adjusted net income is a measure that focuses on the Corporation’s core business operations and facilitates comparison of those businesses from period to period on a consistent basis. Management also believes it is appropriate in evaluating the Corporation’s operations to exclude restructuring charges and any gain or losses from one-time items because these costs vary in size and frequency among the four geographic regions, since inclusion of these events would make results less comparable between periods and between regions.
     GM also includes the use of non-GAAP managerial automotive operating cash flow in its earnings releases and charts for securities analysts. Management believes that providing managerial automotive operating cash flow furnishes it and investors with useful information by representing the cash flow generated or consumed by its automotive operations, including cash consumed by automotive capital expenditures and equity investments in companies related to our core business and cash generated by sales of automotive operating assets and equity investments in companies related to our core business, before funding non-operating-related obligations including debt maturities, dividends and other non-operating items.
     GM’s earnings releases and charts for securities analysts also include the use of non-GAAP measures of revenue per vehicle. Management uses revenue per vehicle to track operating efficiency and to facilitate comparisons between periods and between manufacturers, and believes that it would provide valuable information to investors who are interested in identifying trends and comparing different companies. Revenue per vehicle includes certain sales to other GM regions that are excluded from GAAP reporting, and excludes non-vehicle sales such as service parts and operations and OnStar service and other income that GM does not derive from the sale of vehicles such as interest or the GM credit card. Management also includes sales to daily car rental companies in revenue per vehicle, although they are excluded from GAAP reporting because of GM’s repurchase obligations.
     Non-GAAP measures should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within the attached press release with their most directly comparable GAAP financial results.

General Motors Corporation
List of Special Items – After Tax
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended		Year to Date
	Sept. 30, 2006		Sept. 30, 2006
	Net	$1-2/3	Net	$1-2/3
	Income	EPS	Income	EPS
REPORTED
Net Loss	$(115)	$(0.20)	$(3,049)	$(5.39)

ADJUSTMENTS
Delphi (A)	325	0.57	325	0.57
GMAC Commercial Finance Goodwill Impairment (B)	695	1.23	695	1.23
Held for Sale Adjustment for GMAC (C)	(322)	(0.57)	368	0.65
Special Attrition Program (D)	(105)	(0.18)	3,554	6.28
Restructuring (E)	87	0.15	396	0.70
Product Impairments (F)	112	0.20	309	0.55
Tax related items (G)	(148)	(0.26)	(148)	(0.26)
Sale of Investments (H)	—	—	(584)	(1.03)

Subtotal	644	1.14	4,915	8.69

ADJUSTED

Adjusted Income – Basic EPS	$529	$0.94	$1,866	$3.30

Adjusted EPS – Fully Diluted		$0.93		$3.29

(A)	Based on current available data and ongoing discussions with Delphi and other stakeholders, GM increased its contingent liability by $325 million after-tax ($500 million pre-tax). GM recorded a charge of $3.6 billion after-tax ($5.5 billion pre-tax) in the fourth quarter of December 2005. GM’s current estimate of the range of reasonably possible outcomes are between $6 billion and $7.5 billion. GM believes the more likely amount of the liability is at the lower end of this new range. We may incur a payment in 2007 not expected to exceed $400 million pre-tax and additional ongoing expenses on a limited duration estimated to be less than $100 million (pre-tax) annually.

(B)	During the third quarter GMAC’s commercial finance business recognized a goodwill impairment charge of $695 million after tax ($839 million pre-tax). The charge was the result of a decision made by new management to eliminate certain low margin product lines in its commercial finance business.

(C)	An adjustment was made in the third quarter to reflect the net assets held for sale at September 30, 2006 at their net realizable value as required by SFAS 144. GM recognized a reversal of losses previously recognized due to the fact that an impairment charge was recorded by GMAC’s commercial finance business.

Year to date results include losses previously taken on the pending sale of a 51% interest in GMAC.

General Motors Corporation
List of Special Items – After Tax
(Unaudited)

(D)	Favorable adjustments of $105 million after tax to adjust other personnel related accruals as a result of the GMNA hourly attrition plan.

Year-to-date relates to the results of the GM-UAW-Delphi Special Attrition Program, primarily for payments to employees (approximately $1.4 billion) and for the curtailment charges associated with GM’s U.S. hourly pension plan as a result of the attrition program (approximately $2.9 billion). The charge also includes a favorable revision of the accrual taken in the fourth quarter of 2005 for the North American plant capacity actions (approximately $600 million).

(E)	Relates to various restructuring initiatives and other matters, as follows:
•	For the third quarter of 2006:
•	Charges recognized at GME, primarily related to the elimination of a shift at the Ellesmere Port plant in the U. K. as well as the continuing separation activities related to the closure of the Azambuja plant.
•	Year-to-date totals include the following :
•	Charges totaling $182 million were recognized at GME, related to the announced closure in December 2006 of the GM assembly plant in Azambuja, Portugal, which includes amounts for the writedown to fair market value of plant assets, employee separation costs, and contract cancellation charges.

•	Other restructuring charges of $42 million at GMLAAM.

•	Estimated charges of $65 million related to separations of salaried employees at GMNA.

(F)	In the third quarter GMNA recorded impairment charges of $112 million after-tax related to product specific assets and write down of plant assets in connection with the planned stoppage of production at the Doraville, Georgia assembly plant.

(G)	Primarily reflects the reversal of a deferred tax asset valuation allowance at GM Daewoo.

(H)	Year-to-date results include an after-tax gain of $212 million from the sale of GM’s entire investment in Isuzu Motors, Ltd. Additionally, year-to-date results include an after-tax gain of $372 million from the sale of 92.36 million shares of GM’s investment in Suzuki Motor Corp. (Suzuki) for approximately $2 billion in cash, reducing GM’s equity stake in Suzuki from 20.4% to approximately 3.7% (16.3 million shares). The gains were recognized at GMAP.

General Motors Corporation
List of Special Items – After Tax
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended		Year to Date
	Sept. 30, 2005		Sept. 30, 2005
	Net	$1-2/3	Net	$1-2/3
	Income	EPS	Income	EPS
REPORTED
Net Loss	$(1,664)	$(2.94)	$(3,904)	$(6.90)

ADJUSTMENTS
Salaried Attrition Program (A)	—	—	148	0.26
Plant and facility Impairments (B)	805	1.42	889	1.57
Impairment of Investment in FHI (C)	—	—	788	1.39
GME Restructuring Charge (D)	56	0.10	604	1.07
Tax Items (E)	(311)	(0.55)	(858)	(1.52)

Subtotal	550	0.97	1,571	2.77
ADJUSTED

Adjusted Loss	$(1,114)	$(1.97)	$(2,333)	$(4.13)

(A)	Relates to voluntary early retirement and other separation programs in the U.S. in the first quarter of 2005.

(B)	The third quarter charge of $805 million ($468 million at GMNA, $176 million at GME, $99 million at GMLAAM, and $62 million at GMAP) reflects the results of third quarter reviews of the carrying value of long-lived assets held and used, other than goodwill and intangible assets with indefinite lives. The impairments consist of $672 million, after tax, related to product-specific assets that were written down and $116 million, after tax, related to office and production facilities, which were still in service at year-end 2005. There were no employee idling or separation costs and no lease contracts were terminated. The year-to-date charge also includes $84 million, after tax, for the first quarter 2005 write-down to fair market value of various plant assets in connection with the cessation of production at the Lansing assembly plant.

(C)	Relates to the write-down to fair market value, as of June 30, 2005, of GM’s investment in approximately 20% of the common stock of Fuji Heavy Industries (FHI).

(D)	In the fourth quarter of 2004, GM Europe announced a restructuring plan targeting a reduction in annual structural costs of an estimated $600 million by 2006. The restructuring charge of $56 million in the third quarter of 2005 relates to approximately 500 separations in the third quarter, as well as charges related to previous separations that are required to be amortized over future periods. The year-to-date charge of $604 million also includes costs related to the separation of approximately 6,200 people in the first two quarters.

(E)	Relates to tax benefits (including the Medicare Part D benefit in the U.S), in excess of GM’s previously communicated annual effective tax rate of 15%, which do not vary with the level of pre-tax income. Adjusted loss reflects an effective tax rate of 15%.

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)

	Third Quarter		Year to Date
(Dollars in millions except per share amounts)	2006	2005	2006	2005
Total net sales and revenues	$48,821	$47,182	$155,461	$141,424
Adjusted	$48,821	$47,182	$154,520	$141,424
Net income (loss)	$(115)	$(1,664)	$(3,049)	$(3,904)
Adjusted	$529	$(1,114)	$1,866	$(2,333)
Net margin
(Net income / Total net sales and revenues)	(0.2)%	(3.5)%	(2.0)%	(2.8)%
Adjusted	1.1%	(2.4)%	1.2%	(1.6)%
Earnings (losses) per share — basic
$1-2/3 par value	$(0.20)	$(2.94)	$(5.39)	$(6.90)
Earnings (losses) per share — diluted
$1-2/3 par value	$(0.20)	$(2.94)	$(5.39)	$(6.90)
Earnings (losses) per share — adjusted diluted
$1-2/3 par value	$0.93 (1)	$(1.97)	$3.29	$(4.13)
GM $1-2/3 par value average shares outstanding (Mil’s)
Basic shares	566	566	566	565
Diluted shares	567	566	567	565
Cash dividends per share of common stock
GM $1-2/3 par value	$0.25	$0.50	$0.75	$1.50
See reconciliation of adjusted financial results on pages 14 – 19, and footnotes on page 22.

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)

	Third Quarter		Year to Date
	2006	2005	2006	2005
Book value per share of common stocks at Sept. 30
GM $1-2/3 par value	$19.66	$38.87

Auto & Other total cash & marketable securities at Sept. 30 ($Bil’s)	$17.9	$15.1
Readily-available assets in VEBA	$2.5	$4.1

Total Auto & Other cash & marketable securities plus readily-available assets in VEBA	$20.4	$19.2

Auto & Other Operations ($Mil’s)
Depreciation	$1,075	$1,256	$3,266	$3,818
Amortization of special tools	837	1,907	2,682	3,526
Amortization of intangible assets	16	14	45	37

Total	$1,928	$3,177	$5,993	$7,381

GM’s share of nonconsolidated affiliates’ net income (loss) ($Mil’s)
Italy *	NA	NA	0	$32
Japan +	0	$45	$21	$140
China	$87	$86	$257	$218
South Korea #	0	NA	0	$17

*	During the second quarter of 2005, GM and Fiat S.p.A. completed the liquidation and termination of all joint ventures between them in existence at that time. As a result, GM regained complete ownership of all assets it originally contributed to each joint venture.

+	GM sold its investment in FHI in the fourth quarter of 2005. GM sold most of its investment in Suzuki in the first quarter of 2006, and consequently now accounts for its remaining investment as an equity security, and no longer records income on the equity basis.

#	Effective for the second quarter 2005, the results of GM Daewoo’s operations are consolidated by GM.

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)

	Third Quarter
	2006 and 2005
	Reported		Special Items		Adjusted
(Dollars in millions)	2006	2005	2006	2005	2006	2005

Total net sales and revenues
GMNA(2)	$24,897	$24,685	$—	$—	$24,897	$24,685
GME(2)	7,487	7,252	—	—	7,487	7,252
GMLAAM	3,636	2,991	—	—	3,636	2,991
GMAP	3,851	3,752	—	—	3,851	3,752

Total GMA	39,871	38,680	—	—	39,871	38,680
Other(3)	(347)	(317)	—	—	(347)	(317)

Total Auto & Other	39,524	38,363	—	—	39,524	38,363

GMAC	9,299	8,710	—	—	9,299	8,710
Other Financing(3)	(2)	109	—	—	(2)	109

Total Financing	9,297	8,819	—	—	9,297	8,819

Total net sales and revenues	$48,821	$47,182	$—	$—	$48,821	$47,182

Income (loss) before income taxes, equity income, and minority interests
GMNA	$(453)	$(2,890)	$11	$743	$(442)	$(2,147)
GME	(163)	(556)	123	348	(40)	(208)
GMLAAM	188	(108)	—	150	188	42
GMAP	27	9	—	89	27	98

Total GMA	(401)	(3,545)	134	1,330	(267)	(2,215)
Other	(645)	(349)	501	—	(144)	(349)

Total Auto & Other	(1,046)	(3,894)	635	1,330	(411)	(2,564)

GMAC	(308)	1,024	839	—	531	1,024
Other Financing	398	(1)	(393)	—	5	(1)
Total Financing	90	1,023	446	—	536	1,023

Total income (loss) before income taxes, equity income, and minority interests	$(956)	$(2,871)	$1,081	$1,330	$125	$(1,541)

See footnotes on page 22.

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)

	Third Quarter
	2006 and 2005
	Reported		Special Items		Adjusted
(Dollars in millions)	2006	2005	2006	2005	2006	2005

Net income (loss)
GMNA(2)	$(374)	$(2,175)	$7	$468	$(367)	$(1,707)
GME(2)	(103)	(353)	87	232	(16)	(121)
GMLAAM	184	(68)	—	99	184	31
GMAP	231	126	(148)	62	83	188

Total GMA	(62)	(2,470)	(54)	861	(116)	(1,609)
Other	(25)	145	325	(311)	300	(166)

Total Auto & Other	(87)	(2,325)	271	550	184	(1,775)

GMAC	(349)	654	695	—	346	654
Other Financing	321	7	(322)	—	(1)	7

Total Financing	(28)	661	373	—	345	661

Net income (loss)	$(115)	$(1,664)	$644	$550	$529	$(1,114)

Income tax expense (benefit)
GMNA	$(89)	$(729)	$4	$275	$(85)	$(454)
GME	(52)	(200)	36	116	(16)	(84)
GMLAAM	(5)	(42)	—	51	(5)	9
GMAP	(249)	(8)	253	27	4	19

Total GMA	(395)	(979)	293	469	(102)	(510)
Other	(617)	(489)	176	311	(441)	(178)

Total Auto & Other	(1,012)	(1,468)	469	780	(543)	(688)

GMAC	35	369	144	—	179	369
Other Financing	77	(8)	(71)	—	6	(8)

Total Financing	112	361	73	—	185	361

Income tax expense (benefit)	$(900)	$(1,107)	$542	$780	$(358)	$(327)

See footnotes on page 22.

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)

	Third Quarter
	2006 and 2005
	Reported		Special Items		Adjusted
(Dollars in millions)	2006	2005	2006	2005	2006	2005

Effective tax rate
Total GM Corp.	94%	39%	50%	59%	(286)%	21%
GMNA	20%	25%	36%	37%	19%	21%
GME	32%	36%	29%	33%	40%	40%
GMAC	(11)%	36%	17%	—	34%	36%

Equity income (loss) and minority interests
GMNA	$(10)	$(14)	$—	$—	$(10)	$(14)
GME	8	3	—	—	8	3
GMLAAM	(9)	(2)	—	—	(9)	(2)
GMAP	(45)	109	105	—	60	109

Total GMA	$(56)	$96	$105	$—	$49	$96

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)

	Year to Date
	2006 and 2005
	Reported		Special Items		Adjusted
(Dollars in millions)	2006	2005	2006	2005	2006	2005
Total net sales and revenues
GMNA(2)	$82,018	$76,911	$—	$—	$82,018	$76,911
GME(2)	24,321	23,949	—	—	24,321	23,949
GMLAAM	10,596	8,225	—	—	10,596	8,225
GMAP	11,875	7,368	(941)	—	10,934	7,368

Total GMA	128,810	116,453	(941)	—	127,869	116,453
Other	(983)	(609)	—	—	(983)	(609)

Total Auto & Other	127,827	115,844	(941)	—	126,886	115,844

GMAC	27,563	25,250	—	—	27,563	25,250
Other Financing	71	330	—	—	71	330

Total Financing	27,634	25,580	—	—	27,634	25,580

Total net sales and revenues	$155,461	$141,424	$(941)	$—	$154,520	$141,424

Income (loss) before income taxes, equity income, and minority interests
GMNA	$(7,237)	$(6,436)	$6,007	$1,100	$(1,230)	$(5,336)
GME	(171)	(1,576)	460	1,205	289	(371)
GMLAAM	426	(6)	43	150	469	144
GMAP	1,057	(819)	(941)	902	116	83

Total GMA	(5,925)	(8,837)	5,569	3,357	(356)	(5,480)
Other	(1,577)	(1,142)	505	13	(1,072)	(1,129)

Total Auto & Other	(7,502)	(9,979)	6,074	3,370	(1,428)	(6,609)

GMAC	1,947	3,427	839	—	2,786	3,427
Other Financing	(31)	(18)	40	—	9	(18)

Total Financing	1,916	3,409	879	—	2,795	3,409

Total income (loss) before income taxes, equity income, and minority interests	$(5,586)	$(6,570)	$6,953	$3,370	$1,367	$(3,200)

See footnotes on page 22.

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)

	Year to Date
	2006 and 2005
	Reported		Special Items		Adjusted
(Dollars in millions)	2006	2005	2006	2005	2006	2005

Net income (loss)
GMNA	$(4,818)	$(5,049)	$3,904	$692	$(914)	$(4,357)
GME	(113)	(963)	309	780	196	(183)
GMLAAM	353	(12)	43	99	396	87
GMAP	1,063	(409)	(732)	850	331	441

Total GMA	(3,515)	(6,433)	3,524	2,421	9	(4,012)
Other	(353)	331	328	(850)	(25)	(519)

Total Auto & Other	(3,868)	(6,102)	3,852	1,571	(16)	(4,531)

GMAC	1,186	2,198	695	—	1,881	2,198
Other Financing	(367)	—	368	—	1	—

Total Financing	819	2,198	1,063	—	1,882	2,198

Net income (loss)	$(3,049)	$(3,904)	$4,915	$1,571	$1,866	$(2,333)

Income tax expense (benefit)
GMNA(2)	$(2,353)	$(1,447)	$2,103	$408	$(250)	$(1,039)
GME(2)	(42)	(586)	151	425	109	(161)
GMLAAM	62	7	—	51	62	58
GMAP	93	(46)	(104)	52	(11)	6

Total GMA	(2,240)	(2,072)	2,150	936	(90)	(1,136)
Other	(1,219)	(1,459)	177	863	(1,042)	(596)

Total Auto & Other	(3,459)	(3,531)	2,327	1,799	(1,132)	(1,732)

GMAC	762	1,225	144	—	906	1,225
Other Financing	336	(18)	(328)	—	8	(18)

Total Financing	1,098	1,207	(184)	—	914	1,207

Income tax expense (benefit)	$(2,361)	$(2,324)	$2,143	$1,799	$(218)	$(525)

See footnotes on page 22.

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)

	Year to Date
	2006 and 2005
	Reported		Special Items		Adjusted
(Dollars in millions)	2006	2005	2006	2005	2006	2005
Effective tax rate
Total GM Corp.	42%	35%	31%	53%	(16)%	16%
GMNA	32%	23%	35%	37%	20%	20%
GME	25%	37%	33%	35%	38%	43%
GMAC	39%	36%	17%	—	32%	36%

Equity income (loss) and minority interests
GMNA	$66	$(60)	$—	$—	$66	$(60)
GME	16	27	—	—	16	27
GMLAAM	(11)	1	—	—	(11)	1
GMAP	99	364	105	—	204	364

Total GMA	$170	$332	$105	$—	$275	$332

General Motors Corporation
Operating Statistics

	Third Quarter		Year to Date
(Units in thousands)	2006	2005	2006	2005

Worldwide Production Volume
GMNA — Cars	417	424	1,375	1,352
GMNA — Trucks	633	722	2,167	2,224

Total GMNA	1,050	1,146	3,542	3,576
GME	374	412	1,363	1,415
GMLAAM	216	207	616	587
GMAP	430	409	1,384	1,142

Total Worldwide	2,070	2,174	6,905	6,720

Vehicle Unit Deliveries
Chevrolet — Cars	216	218	638	680
Chevrolet — Trucks	430	494	1,240	1,440
Pontiac	118	128	322	341
GMC	129	154	363	463
Buick	66	82	191	231
Oldsmobile	0	0	0	2
Saturn	65	63	168	168
Cadillac	59	61	170	183
Other	34	34	92	79

Total United States	1,117	1,234	3,184	3,587
Canada, Mexico, and Other	168	181	514	548

Total GMNA	1,285	1,415	3,698	4,135
GME	456	463	1,527	1,531
GMLAAM	271	224	746	632
GMAP*	285	261	923	774

Total Worldwide	2,297	2,363	6,894	7,072

Market Share
United States — Cars	21.8%	22.5%	20.8%	23.1%
United States — Trucks	27.9%	28.8%	27.4%	29.2%
Total United States	25.1%	26.0%	24.3%	26.5%
Total North America	24.5%	25.6%	24.0%	26.1%
Total Europe	9.0%	9.1%	9.2%	9.5%
Total LAAM	17.3%	16.7%	16.8%	16.4%
Asia and Pacific	6.2%	5.9%	6.4%	5.7%
Total Worldwide	13.9%	14.4%	13.5%	14.3%
U.S. Retail/Fleet Mix
% Fleet Sales — Cars	33.9%	34.6%	36.1%	36.1%
% Fleet Sales — Trucks	17.3%	19.4%	21.3%	18.2%
Total Vehicles	24.0%	25.2%	27.2%	25.1%

GMNA Capacity Utilization
(2 shift rated, annualized)	83.3%	85.1%	93.5%	88.4%

*	GMAP sales volume includes Wuling sales in China.

General Motors Corporation
Operating Statistics

	Third Quarter				Year to Date
	2006		2005		2006	2005
GMAC’s Worldwide Cost of Borrowing (4)	6.17%		5.01%		5.79%	4.63%
GMAC Period End Debt Spreads Over U.S. Treasuries (bps)
2 Year	200	bp	310	bp
5 Year	250	bp	535	bp
10 Year	290	bp	550	bp

GMAC Cash Reserve Balance ($Bil’s) (5)	$14.1		$24.3

GMAC Automotive Finance Operations Consumer credit (North America)
Net charge-offs as a % of managed receivables	0.98%		1.12%		0.99%	0.99%
Retail contracts 30 days delinquent — % of average number of contracts outstanding (6)	2.68%		2.40%		2.46%	2.14%
Share of GM retail sales (U.S. only)
Total consumer volume (retail and lease) as % of retail sales	58%		33%		48%	40%
SmartLease as % of retail sales	16%		16%		18%	18%
Off-lease vehicle remarketing (U.S. only)
Sales proceeds on scheduled lease terminations (36-month) per vehicle (7)	$12,569		$12,975		$13,267	$13,482
Off-lease vehicles terminated (units in 000s)	68		69		206	225

ResCap ($Bils)
Origination volume ($billions)	$51.5		$51.3		$140.1	$130.3
Mortgage servicing rights, net	$4.8		$3.8

GMAC Insurance Operations ($Mil’s)
Combined ratio (8)	89.4%		94.6%		92.3%	94.3%
Premiums / revenue written	$1,037		$1,053		$3,168	$3,209
Investment portfolio market value	$8,006		$7,800
After-tax net unrealized capital gains	$604		$563
See footnotes on page 22.

General Motors Corporation

	2006	2005	Year to Date
Worldwide Employment at Sept. 30 (in 000’s)
United States Hourly	92	106
United States Salary	33	36

Total United States	125	142
Canada, Mexico, and Other	31	31

GMNA	156	173
GME(9)	62	56
GMLAAM	32	32
GMAP(10)	34	27
GMAC	31	34
Other	3	3

Total	318	325

Worldwide Payrolls ($Bil’s)	$6.0	$5.2	$16.7	$15.6
Footnotes:

(1)	This amount is comparable to First Call analysts’ consensus.

(2)	Effective January 1, 2006, four powertrain entities were transferred from GMNA to GME for management reporting. Accordingly, third quarter 2005 amounts have been revised for comparability by reclassifying $103 million of revenue and $10 million of net income from GMNA to GME. Year to date 2005 amounts have been revised by reclassifying $381 million of revenue and $59 million of net income from GMNA to GME.

(3)	Other Operations and Other Financing include intercompany eliminations.

(4)	Calculated by dividing total interest expense (excluding mark to market adjustments) by total debt.

(5)	Balance at September 30, 2006 comprises $9.1 billion of cash and cash equivalents and $5.0 billion in marketable securities with maturities greater than 90 days. Balance at September 30, 2005 comprises $21.8 billion of cash and cash equivalents and $2.5 billion in marketable securities with maturities greater than 90 days.

(6)	Excludes accounts in bankruptcy.

(7)	Prior period amounts based on current vehicle mix, in order to be comparable.

(8)	Calculated as the sum of all reported losses and expenses (excluding interest and income tax expense) divided by the total of premiums and service revenues earned and other income.

(9)	Approximately 7,000 employees were added in the fourth quarter of 2005 from a former powertrain joint venture with Fiat.

(10)	Approximately 13,000 employees were added as a result of the GM Daewoo consolidation in the third quarter of 2005.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(Dollars in millions except per share amounts)
Net sales and revenues
Automotive sales	$39,524	$38,363	$126,886	$115,844
Financial services and insurance revenues	9,297	8,819	27,219	25,580
Other income	—	—	1,356	—

Total net sales and revenues	$48,821	$47,182	$155,461	$141,424

Costs and expenses
Automotive cost of sales	36,576	38,131	122,941	113,184
Selling, general, and administrative expenses	6,678	6,885	19,945	19,855
Interest expense	4,853	4,059	13,613	11,450
Provisions for financing and insurance operations credit and insurance losses	1,055	978	2,725	2,693
Other expenses	615	—	1,823	812

Total costs and expenses	49,777	50,053	161,047	147,994

Loss before income tax benefit, equity income (loss) and minority interests	(956)	(2,871)	(5,586)	(6,570)
Income tax benefit	(900)	(1,107)	(2,361)	(2,324)
Equity income (loss) and minority interests	(59)	100	176	342

Net loss	$(115)	$(1,664)	$(3,049)	$(3,904)

Loss per share attributable to common stock, basic and diluted	$(0.20)	$(2.94)	$(5.39)	$(6.90)

Weighted average common shares outstanding — basic and diluted (millions)	566	566	566	565

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,	September 30,
	2006	2005	2005
	(Dollars in millions,
	except share information)
ASSETS
Current Assets
Cash and cash equivalents	$17,802	$15,187	$13,695
Marketable securities	107	1,416	1,437

Total cash and marketable securities	17,909	16,603	15,132
Accounts and notes receivable (less allowances)	9,022	7,758	7,800
Inventories (less allowances)	14,825	13,851	13,755
Net equipment on operating leases — (less accumulated depreciation)	6,569	6,993	7,302
Deferred income taxes and other current assets	10,698	8,877	9,778

Total current assets	59,023	54,082	53,767
Financing and Insurance Operations
Cash and cash equivalents	3,089	15,539	21,394
Investments in securities	80	18,310	16,575
Finance receivables — net	117	180,793	177,082
Loans held for sale	—	21,865	17,581
Assets held for sale (less allowance)	282,925	19,030	18,748
Net equipment on operating leases (less accumulated depreciation)	13,325	31,194	30,670
Other assets	4,181	27,694	27,975

Total Financing and Insurance Operations assets	303,717	314,425	310,025
Non-Current Assets
Equity in net assets of nonconsolidated affiliates	2,030	3,291	4,260
Property — net	38,893	38,466	37,860
Intangible assets — net	1,649	1,862	1,674
Deferred income taxes	23,496	22,849	20,731
Other assets	40,740	41,103	41,101

Total non-current assets	106,808	107,571	105,626

Total assets	$469,548	$476,078	$469,418

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable (principally trade)	$27,113	$26,182	$26,784
Loans payable	1,346	1,519	1,509
Accrued expenses	40,183	42,665	43,280

Total current liabilities	68,642	70,366	71,573
Financing and Insurance Operations Liabilities
Accounts payable	32	3,731	3,102
Liabilities related to assets held for sale	272,719	10,941	12,319
Debt	10,073	253,217	245,794
Other liabilities and deferred income taxes	4,762	28,946	29,298

Total Financing and Insurance Operations liabilities	287,586	296,835	290,513
Non-Current Liabilities
Long-term debt	31,414	31,014	30,929
Postretirement benefits other than pensions	34,211	28,990	27,445
Pensions	15,937	11,214	9,877
Other liabilities and deferred income taxes	19,426	22,023	16,273

Total non-current liabilities	100,988	93,241	84,524

Total liabilities	457,216	460,442	446,610
Minority interests	1,212	1,039	829
Stockholders’ equity
$1 2/3 par value common stock (outstanding, 565,611,157; 565,518,106; and 565,504,852 shares)	943	943	943
Capital surplus (principally additional paid-in capital)	15,316	15,285	15,281
Retained earnings (accumulated deficit)	(1,125)	2,361	9,295
Accumulated other comprehensive loss	(4,014)	(3,992)	(3,540)

Total stockholders’ equity	11,120	14,597	21,979

Total liabilities and stockholders’ equity	$469,548	$476,078	$469,418